Loehmann's, Inc.
                             (Debtor-In-Possession)

                           Balance Sheets (Unaudited)


                                                                    AUGUST 26,
                                                                       2000
                                                                   ------------
                                                                  (IN THOUSANDS)

ASSETS
Current assets:
   Cash and cash equivalents                                       $     1,758
   Accounts receivable and other assets                                  3,828
   Merchandise inventory                                                48,276
                                                                   -----------
Total current assets                                                    53,862

Property, equipment and leaseholds, net                                 49,290
Deferred debt issuance costs and other assets, net                         994
Purchase price in excess of net assets acquired, net                    36,241
                                                                   -----------
Total assets                                                       $   140,387
                                                                   ===========

LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
Current liabilities:
   DIP credit agreement                                            $     6,603
   Accounts payable                                                     13,345
   Accrued expenses                                                     11,089
   Current portion of long-term debt                                     2,450
                                                                   -----------
Total current liabilities                                               33,487


Liabilities subject to compromise                                      144,692

Other noncurrent liabilities                                             3,736

Common stockholders' deficit:
   Common stock                                                             90
   Class B convertible common stock                                        142
   Additional paid-in capital                                           81,760
   Accumulated deficit                                                (123,520)
                                                                   -----------
Total common stockholders' deficit                                     (41,528)
                                                                   -----------
Total liabilities and common stockholders' deficit                 $   140,387
                                                                   ===========